SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2012 (March 29, 2012)

FLOWERS FOODS, INC.

(Exact Name of Registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entering into a Material Definitive Agreement.

On March 29, 2012, Flowers Foods, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein, in connection with the offer and sale of the Company’s 4.375% Senior Notes due 2022 (the “Notes”). The Underwriting Agreement includes the terms and conditions of the offer and sale of the Notes, indemnification and contribution obligations and other terms and conditions customary in agreements of this type.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, affiliates of Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain other underwriters are parties to and lenders under our existing term and revolving credit facilities. Our term and revolving credit facilities were negotiated on an arms’ length basis and contain customary terms pursuant to which the lenders receive customary fees.

The Company will use the net proceeds from this offering to repay long-term debt currently outstanding under the Company’s revolving credit facility and the balance of the net proceeds for future acquisitions, general corporate purposes and working capital.

The foregoing disclosure is qualified in its entirety by reference to the Underwriting Agreement, which is attached hereto as Exhibit 1.1, and is incorporated herein by reference.

Item 2.03.	Creating a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On April 3, 2012, the Company entered into the Indenture (the “Indenture”) between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee (“Trustee”), in connection with the offer and sale of $400.0 million aggregate principal amount of the Notes. The terms and conditions of the Notes were established pursuant to and are set forth in, the Officer’s Certificate of the Company (the “Officer’s Certificate”) and the form of 4.375% Senior Notes due 2022 (“Form of Note”), which are attached hereto as Exhibit 4.2 and Exhibit 4.3, respectively.

The Company will pay interest on the Notes on each April 1 and October 1, beginning on October 1, 2012. The Notes will mature on April 1, 2022. Before January 1, 2022, the Company may, at any time, redeem the Notes at a redemption price equal to 100% of the principal amount of such series, plus a “make whole” premium described in the Indenture. On or after January 1, 2022, the Company may redeem the Notes at par, plus accrued and unpaid interest.

If a change of control triggering event (as defined in the Form of Note) occurs, unless we have exercised our option to redeem the Notes, we will be required to make an offer to each holder of the Notes to repurchase all or any part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes plus unpaid interest, if any, accrued to, but not including, the date of repurchase, subject to the rights of holders of notes on a record date to receive interest due to the related interest payment date.

The Notes are subject to the covenants in the Indenture and Officer’s Certificate, which include certain limitations on liens, sale and leaseback transactions, sales of assets, mergers and consolidations.

The Indenture contains customary events of default, including: (i) failure to pay principal or premium, if any, on any Note when due; (ii) failure to pay any interest on any Note for 30 days after the interest becomes due; (iii) failure to perform or breach of any other covenant in the Indenture for 60 days after written notice thereof; (iv) certain defaults under any mortgage, indenture or instrument of the Company securing or evidencing the Company’s indebtedness; and (v) specified events of bankruptcy, insolvency or reorganization involving the Company or any significant subsidiary (or group of subsidiaries that would constitute a significant subsidiary) of the Company.

If an event of default resulting from specified events involving bankruptcy or insolvency occurs, the Indenture provides that the principal, premium, if any, and accrued interest on the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes. If any other event of default occurs and is continuing, the Indenture provides that either the Trustee or the holders of 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately.

The foregoing disclosure is qualified in its entirety by reference to the Indenture, Officer’s Certificate and Form of Note, which are attached hereto as Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of March 29, 2012, among Flowers Foods, Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

4.1	Indenture, dated as of April 3, 2012, between Flowers Foods, Inc. and Wells Fargo Bank, National Association, as trustee

4.2	Indenture Officer’s Certificate pursuant to Section 2.02 of the Indenture, dated April 3, 2012

4.3	Form of 4.375% Senior Notes due 2022

5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included in Exhibit 5.1 hereof)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

Dated: April 3, 2012	By:	/s/ R. Steve Kinsey
Name: R. Steve Kinsey Title: Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of March 29, 2012, among Flowers Foods, Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

4.1	Indenture, dated as of April 3, 2012, between Flowers Foods, Inc. and Wells Fargo Bank, National Association, as trustee

4.2	Indenture Officer’s Certificate pursuant to Section 2.02 of the Indenture, dated April 3, 2012

4.3	Form of 4.375% Senior Notes due 2022

5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included in Exhibit 5.1 hereof)